Exhibit 99.1

Joint Press Release

CARPENTER TECHNOLOGY TO ACQUIRE LATROBE

•	Total consideration of $558 million, including 8.1 million shares of CRS stock

•	Transaction expected to be immediately accretive to Carpenter’s earnings

•	Deal expected to close by September 30, 2011

•	Thomas O. Hicks of Hicks Equity Partners and Steve E. Karol of The Watermill Group to join Carpenter’s Board of Directors

Wyomissing, Pa. (June 20, 2011) – Carpenter Technology Corporation (NYSE: CRS) and Latrobe Specialty Metals, Inc. today announced they have entered into a definitive merger agreement whereby Carpenter will acquire Latrobe in a transaction valued at approximately $558 million. In the transaction, 8.1 million shares of Carpenter stock, subject to certain adjustments for working capital and pension, representing a current equity value of approximately $388 million, will be issued to the current owners including Hicks Equity Partners and The Watermill Group. Carpenter will also pay $170 million in cash to eliminate Latrobe debt at closing and reimburse certain transaction costs.

Acquired by Hicks Equity Partners and The Watermill Group in December 2006, Latrobe manufactures and distributes high-performance materials for aerospace, defense, energy, and other significant applications with manufacturing operations in Pennsylvania, Ohio, Texas, and the United Kingdom and seven distribution centers located throughout the United States. Annual revenues and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the twelve months ending March 31, 2011 were $379 million and $58 million respectively.

“Our strategy is to grow through a combination of organic growth initiatives and acquisitions - with a focus on markets that value the technical sophistication of our products,” said William A. Wulfsohn, President and Chief Executive Officer of Carpenter Technology. “The Latrobe acquisition will provide needed capacity to meet strong customer demand for our premium products, improves our position in attractive segments like aerospace and energy, provides capabilities that will help us commercialize important new product offerings, and offers us improved returns on new capability investments.

“We consider Latrobe an important extension of Carpenter’s capabilities and are very proud of our new partnership. By combining the two companies we will improve product mix, lower cost, and reduce required capital investments for future growth.

“We expect the acquisition to be accretive in year one, even including the one-time costs associated with the merger, and highly accretive in future years. Annual net synergies are anticipated to be in excess of $25 million. The combined entity should be a strong cash generator, with improved growth potential.

“We are financing the cash portion of the acquisition with $170 million of available liquidity. The large percentage of equity is strong evidence of the confidence that the Latrobe ownership group has in the combined company’s prospects going forward. It also preserves our strong balance sheet ahead of what we expect will be an important phase of investment and growth.”

As part of the transaction, Thomas O. Hicks, Chairman and Chief Executive Officer of Hicks Equity Partners and Steven E. Karol, Managing Partner and Founder of The Watermill Group will join Carpenter’s Board of Directors.

Steven E. Karol said, “We are proud of what Latrobe has accomplished over the last four years. We and our partners at Hicks Equity Partners have worked closely with management to refocus the business on high-value products. As a result, Latrobe has expanded capacity, created new opportunities within the oil, gas, and power generation industries, and fostered an entrepreneurial culture that has fueled the success of the business. By joining forces with Carpenter, Latrobe will be positioned to drive future growth and capitalize on the many new value creation opportunities it will enjoy as part of this engineered metals leader.”

“While we recently filed to take Latrobe public, we quickly came to see that the opportunity to join together with Carpenter provides superior benefits for all of our stakeholders,” said Thomas O. Hicks. “Our companies are an excellent fit, and as part of Carpenter – the industry’s technology leader with a more comprehensive platform – the combined company will reach new markets and be well positioned to provide more offerings to customers and business partners throughout the world. Latrobe and Carpenter have an exceptional future together and we look forward to building outstanding value for the combined company’s shareholders and customers.”

Latrobe’s shareholders will own approximately 15.5% of Carpenter’s outstanding common stock.

“The combination creates a business not just with better economics, but with more durable competitive advantage leveraging the expertise of both companies,” said B. Christopher DiSantis, President & Chief Executive Officer of Latrobe Specialty Metals. “We are excited that this transaction will be a quick catalyst for incremental growth, provide new opportunities for our employees, and enable us to better utilize the overall asset base to enhance how well we service customers.”

The transaction is subject to various closing conditions and regulatory approvals. Closing is expected to occur during the first quarter of FY2012, which ends September 30, 2011.

For Carpenter, J.P. Morgan is serving as financial advisor and Pepper Hamilton LLP as legal counsel. Credit Suisse is serving as financial advisor and Jones Day as legal counsel to Latrobe, Hicks Equity Partners and Watermill.

A live webcast is being held for investors and analysts at 9 a.m. on Monday, June 20 to discuss the acquisition. The webcast will be hosted by Thomson Reuters and can be accessed through Carpenter Technology’s website at www.cartech.com.

Institutional investors can access the live call and participate in the question and answer session. Please call 610-208-2222 after 7:30 a.m. on Monday, June 20 for the conference call telephone number and passcode.

About Carpenter Technology

Carpenter Technology produces and distributes conventional and powder metal specialty alloys, including stainless steels, titanium alloys, tool steels and superalloys. Information about Carpenter can be found at www.cartech.com.

For Carpenter:

Investor Relations: Michael A. Hajost

610-208-3476

mhajost@cartech.com

Media Inquiries: William J. Rudolph, Jr.

610-208-3892

wrudolph@cartech.com

About Latrobe Specialty Metals, Inc.

Latrobe Specialty Metals, in continuous operation in the same main location since 1913, employs over 800 people across the world. Latrobe Specialty Metals supplies essential materials to the aerospace, defense, energy, hydrocarbon, medical and industrial steel sectors. Please visit www.latrobesteel.com for additional information about the company and its products.

For Latrobe:

Dale Mikus / Vice President, Chief Financial Officer

724-532-6306

dale.mikus@latrobesteel.com

About Hicks Equity Partners

Hicks Equity Partners (“HEP”) is the private equity arm for Hicks Holdings LLC, a holding company for the Thomas O. Hicks family’s assets. With 35 years of private equity experience, Mr. Hicks pioneered the “buy and build” strategy of investing and founded Hicks Muse Tate & Furst, which raised more than $12 billion of private equity across six funds and completed over $50 billion of leveraged acquisitions. HEP looks for established companies with proven track records, strong free cash flow characteristics, a strong competitive industry position and an experienced management team looking to partner with long term capital.

For Hicks Equity Partners:

Mark Semer/Kimberly Kriger

212-521-4800

mark-semer@kekst.com or

kimberly-kriger@kekst.com

About The Watermill Group

The Watermill Group (www.watermill.com) is a strategy-driven private investing firm that revitalizes companies to drive superior returns. For over three decades, The Watermill Group has been acquiring, operating, and improving companies. Watermill looks for businesses at a crossroads and applies a unique combination of strategic insight and management expertise to drive growth. The Watermill Group’s other portfolio companies include FutureMark Paper Company, C&M Corporation, and MultiLayer Coating Technologies, LLC.

For The Watermill Group

Tein Atkerson, 973-573-9914

tein@cxocommunication.com

Forward-Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011 and the exhibits attached to those filings. They include but are not limited to: (1) the parties’ expectations with respect to the synergies, costs and other anticipated financial impacts of the transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the possibility that the transaction is delayed or does not close, including, without limitation, due to the failure to receive any required regulatory approvals or the failure to satisfy any closing condition, (3) the taking of governmental action (including the passage of legislation) to block the transaction; (4) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;5) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 6) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 7) domestic and foreign excess manufacturing capacity for certain metals; 8) fluctuations in currency exchange rates; 9) the degree of success of government trade actions; 10) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 11) possible labor disputes or work stoppages; 12) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 13) the ability to successfully acquire and integrate acquisitions; 14) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 15) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 16) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and 17) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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